EXHIBIT 99.1

News Release
Exxon Mobil Corporation
5959 Las Colinas Boulevard
Irving, TX 75039
972 444 1107 Telephone
972 444 1138 Facsimile

FOR IMMEDIATE RELEASE
FRIDAY, OCTOBER 31, 2014

EXXON MOBIL CORPORATION ANNOUNCES ESTIMATED
THIRD QUARTER 2014 RESULTS

	Third Quarter			Nine Months
	2014	2013	%	2014	2013	%
Earnings
$ Millions	8,070	7,870	3	25,950	24,230	7
$ Per Common Share
Assuming Dilution	1.89	1.79	6	6.04	5.46	11

Capital and Exploration
Expenditures - $ Millions	9,837	10,546	-7	28,073	32,565	-14

ExxonMobil Chairman REX W. TILLERSON commented:

“Earnings in the period rose 3 percent from the third quarter of 2013, driven by higher margins and improved operations in the Downstream and Chemical businesses, partially offset by the impact of lower Upstream realizations.

ExxonMobil’s quarterly results demonstrate the strength of our integrated business model. Integration across Upstream, Downstream and Chemical gives us competitive advantages in scale, efficiency, technical and commercial capabilities, regardless of market fluctuations over the business cycle.

The Corporation’s cash flow from operations and asset sales through the first nine months of 2014 fully covered net investments and shareholder distributions.

We continue to meet our operational and project development objectives. Upstream production for 2014 remains on track with previous full‑year estimates of 4 million oil‑equivalent barrels per day as the company adds new production from project startups.”

THIRD QUARTER HIGHLIGHTS
•	Earnings of $8,070 million increased $200 million or 3 percent from the third quarter of 2013.
•	Earnings per share (assuming dilution) were $1.89, an increase of 6 percent.
•	Capital and exploration expenditures were $9.8 billion, down 7 percent from the third quarter of 2013.
•

Oil‑equivalent production decreased 4.7 percent from the third quarter of 2013. Excluding the impact of the expiry of the Abu Dhabi onshore concession, production decreased 1 percent, with liquids up 0.6 percent and gas down 2.9 percent.

•	Cash flow from operations and asset sales was $12.5 billion, including proceeds associated with asset sales of $0.1 billion.
•	The Corporation distributed $5.9 billion to shareholders in the third quarter of 2014, including $3 billion in share purchases to reduce shares outstanding.
•	Dividends per share of $0.69 increased 9.5 percent compared with the third quarter of 2013.
•

ExxonMobil entered into a second nonmonetary exchange agreement with LINN Energy, LLC to add 17,800 net acres in the Permian Basin to its U.S. oil and natural gas portfolio, managed by its subsidiary XTO Energy, Inc. This agreement, coupled with the first nonmonetary exchange that closed during the quarter, extends XTO’s leasehold position across the entire Permian Basin to more than 1.5 million acres and net oil‑equivalent production to more than 95,000 barrels per day.

•

ExxonMobil announced the startup of the Tapis enhanced oil recovery (EOR) project, which is Malaysia’s first large-scale enhanced oil recovery project and will utilize the immiscible  water-alternating-gas process to increase overall field recovery. The project exemplifies ExxonMobil's leadership in technology application and global project execution to maximize reserves recovery from producing fields.

Third Quarter 2014 vs. Third Quarter 2013

Upstream earnings were $6,416 million in the third quarter of 2014, down $297 million from the third quarter of 2013. Lower realizations decreased earnings by $670 million. Favorable volume mix effects increased earnings by $340 million. All other items increased earnings by $30 million.

On an oil‑equivalent basis, production decreased 4.7 percent from the third quarter of 2013. Excluding the impact of the expiry of the Abu Dhabi onshore concession, production decreased 1 percent.

Liquids production totaled 2,065 kbd (thousands of barrels per day), down 134 kbd from the third quarter of 2013. The Abu Dhabi onshore concession expiry reduced volumes by 148 kbd. Excluding this impact, liquids production was up slightly as project ramp‑up and work programs more than offset field decline, divestment impacts and higher downtime.

Third quarter natural gas production was 10,595 mcfd (millions of cubic feet per day), down 319 mcfd from 2013. Field decline and lower entitlement volumes were partly offset by new production from Papua New Guinea and work programs.

Earnings from U.S. Upstream operations were $1,257 million, $207 million higher than the third quarter of 2013. Non‑U.S. Upstream earnings were $5,159 million, down $504 million from the prior year.

Downstream earnings were $1,024 million, up $432 million from the third quarter of 2013.  Stronger margins, primarily refining, increased earnings by $820 million. Volume and mix effects increased earnings by $100 million. All other items, primarily foreign exchange impacts, decreased earnings by $490 million. Petroleum product sales of 5,999 kbd were 32 kbd lower than last year's third quarter.

Earnings from the U.S. Downstream were $460 million, up $145 million from the third quarter of 2013. Non‑U.S. Downstream earnings of $564 million were $287 million higher than last year.

Chemical earnings of $1,200 million were $175 million higher than the third quarter of 2013. Margins increased earnings by $210 million, with improved commodities realizations partly offset by weaker specialties. Volume and mix effects increased earnings by $10 million. All other items decreased earnings by $40 million. Third quarter prime product sales of 6,249 kt (thousands of metric tons) were essentially flat with last year's third quarter.

Corporate and financing expenses were $570 million for the third quarter of 2014, up $110 million from the third quarter of 2013.

During the third quarter of 2014, Exxon Mobil Corporation purchased 30 million shares of its common stock for the treasury to reduce the number of shares outstanding at a cost of $3 billion. Share purchases to reduce shares outstanding are currently anticipated to equal $3 billion in the fourth quarter of 2014. Purchases may be made in both the open market and through negotiated transactions, and may be increased, decreased, or discontinued at any time without prior notice.

First Nine Months 2014 vs. First Nine Months 2013

FIRST NINE MONTHs HIGHLIGHTS
•	Earnings were $25,950 million, up $1,720 million, or 7 percent from the first nine months of 2013.
•	Earnings per share increased 11 percent to $6.04.
•	Capital and exploration expenditures were $28.1 billion, down 14 percent from the first nine months of 2013.

•	Oil‑equivalent production decreased 5.3 percent from 2013. Excluding the impact of the expiry of the Abu Dhabi onshore concession, production decreased 2 percent.
•	Upstream per-barrel profitability, excluding noncontrolling interest volumes, increased 17 percent to $21.03 from full year 2013.
•	Cash flow from operations and asset sales was $41.5 billion, including proceeds associated with asset sales of $3.8 billion, fully covering net investments and shareholder distributions.

•	The Corporation distributed $17.6 billion to shareholders in the first nine months of 2014 through dividends and share purchases to reduce shares outstanding.

Earnings of $25,950 million increased $1,720 million from 2013. Earnings per share increased 11 percent to $6.04.

Upstream earnings were $22,080 million, up $2,025 million from the first nine months of 2013. Lower prices and volumes were more than offset by favorable mix effects, increasing earnings by a net $470 million. All other items, primarily asset sales, increased earnings by $1.6 billion.

On an oil‑equivalent basis, production was down 5.3 percent compared to the same period in 2013. Excluding the impact of the expiry of the Abu Dhabi onshore concession, production decreased 2 percent.

Liquids production of 2,087 kbd decreased 105 kbd compared to 2013.  The Abu Dhabi onshore concession expiry reduced volumes by 137 kbd. Excluding this impact, liquids production was up 1.5 percent, driven by project ramp‑up and work programs.

Natural gas production of 11,115 mcfd decreased 703 mcfd from 2013, as expected U.S. field decline and lower European demand were partially offset by project ramp‑up and work programs.

Earnings from U.S. Upstream operations were $3,694 million, up $689 million from 2013. Earnings outside the U.S. were $18,386 million, up $1,336 million from the prior year.

Downstream earnings of $2,548 million increased $15 million from 2013. Lower margins, mainly refining, decreased earnings by $280 million.  Volume and mix effects increased earnings by $460 million. All other items, primarily unfavorable foreign exchange and tax impacts, partially offset by lower operating expenses, decreased earnings by $160 million. Petroleum product sales of 5,886 kbd increased 35 kbd from 2013.

U.S. Downstream earnings were $1,619 million, up $17 million from 2013. Non‑U.S. Downstream earnings were $929 million, a decrease of $2 million from the prior year.

Chemical earnings of $3,088 million increased $170 million from 2013. Higher margins increased earnings by $20 million, while volume and mix effects increased earnings by $140 million. All other items increased earnings by $10 million. Prime product sales of 18,516 kt were up 530 kt from 2013, driven by increased Singapore production.

Corporate and financing expenses were $1,766 million in the first nine months of 2014, up $490 million from 2013, primarily due to unfavorable tax impacts.

Gross share purchases for the first nine months of 2014 were $9.9 billion, reducing shares outstanding by 100 million shares.

Estimates of key financial and operating data follow.

ExxonMobil will discuss financial and operating results and other matters during a webcast at 8:30 a.m. Central time on October 31, 2014.  To listen to the event or access an archived replay, please visit www.exxonmobil.com.

Cautionary statement

Statements relating to future plans, projections, events or conditions are forward‑looking statements.  Actual results, including project plans, costs, timing, and capacities; capital and exploration expenditures; resource recoveries; and share purchase levels, could differ materially due to factors including: changes in oil or gas prices or other market or economic conditions affecting the oil and gas industry, including the scope and duration of economic recessions; the outcome of exploration and development efforts; changes in law or government regulation, including tax and environmental requirements; the outcome of commercial negotiations; changes in technical or operating conditions; and other factors discussed under the heading "Factors Affecting Future Results" in the “Investors” section of our website and in Item 1A of ExxonMobil's 2013 Form 10-K.  We assume no duty to update these statements as of any future date.

Frequently used terms

This press release includes cash flow from operations and asset sales, which is a non‑GAAP financial measure.  Because of the regular nature of our asset management and divestment program, we believe it is useful for investors to consider proceeds associated with the sales of subsidiaries, property, plant and equipment, and sales and returns of investments together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities.  A reconciliation to net cash provided by operating activities is shown in Attachment II.  References to quantities of oil or natural gas may include amounts that we believe will ultimately be produced, but that are not yet classified as “proved reserves” under SEC definitions.  Further information on ExxonMobil's frequently used financial and operating measures and other terms is contained under the heading "Frequently Used Terms" available through the “Investors” section of our website at exxonmobil.com.

Reference to Earnings

References to corporate earnings mean net income attributable to ExxonMobil (U.S. GAAP) from the consolidated income statement.  Unless otherwise indicated, references to earnings, Upstream, Downstream, Chemical and Corporate and Financing segment earnings, and earnings per share are ExxonMobil's share after excluding amounts attributable to noncontrolling interests.

The term “project” as used in this release can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.

			Attachment I

EXXON MOBIL CORPORATION
THIRD QUARTER 2014
(millions of dollars, unless noted)
	Third Quarter		Nine Months
	2014	2013	2014	2013
Earnings / Earnings Per Share

Total revenues and other income	107,490	112,372	325,910	327,395
Total costs and other deductions	94,080	98,183	283,122	284,400
Income before income taxes	13,410	14,189	42,788	42,995
Income taxes	5,064	6,120	15,955	18,190
Net income including noncontrolling interests	8,346	8,069	26,833	24,805
Net income attributable to noncontrolling interests	276	199	883	575
Net income attributable to ExxonMobil (U.S. GAAP)	8,070	7,870	25,950	24,230

Earnings per common share (dollars)	1.89	1.79	6.04	5.46

Earnings per common share
- assuming dilution (dollars)	1.89	1.79	6.04	5.46

Other Financial Data

Dividends on common stock
Total	2,946	2,770	8,644	8,125
Per common share (dollars)	0.69	0.63	2.01	1.83

Millions of common shares outstanding
At September 30			4,235	4,369
Average - assuming dilution	4,267	4,395	4,297	4,438

ExxonMobil share of equity at September 30			180,587	169,245
ExxonMobil share of capital employed at September 30			204,903	194,332

Income taxes	5,064	6,120	15,955	18,190
Sales-based taxes	7,519	7,882	22,806	22,926
All other taxes	9,060	9,252	27,223	27,019
Total taxes	21,643	23,254	65,984	68,135

ExxonMobil share of income taxes of
equity companies	1,354	1,402	4,586	4,721

			Attachment II

EXXON MOBIL CORPORATION
THIRD QUARTER 2014
(millions of dollars)
	Third Quarter		Nine Months
	2014	2013	2014	2013
Earnings (U.S. GAAP)
Upstream
United States	1,257	1,050	3,694	3,005
Non-U.S.	5,159	5,663	18,386	17,050
Downstream
United States	460	315	1,619	1,602
Non-U.S.	564	277	929	931
Chemical
United States	765	680	1,972	1,947
Non-U.S.	435	345	1,116	971
Corporate and financing	(570)	(460)	(1,766)	(1,276)
Net income attributable to ExxonMobil	8,070	7,870	25,950	24,230

Cash flow from operations and asset sales (billions of dollars)

Net cash provided by operating activities
(U.S. GAAP)	12.4	13.4	37.7	34.7

Proceeds associated with asset sales	0.1	0.2	3.8	0.9

Cash flow from operations and asset sales	12.5	13.6	41.5	35.6

			Attachment III

EXXON MOBIL CORPORATION
THIRD QUARTER 2014

	Third Quarter		Nine Months
	2014	2013	2014	2013
Net production of crude oil, natural gas
liquids, bitumen and synthetic oil,
thousands of barrels daily (kbd)
United States	442	423	448	426
Canada / South America	295	273	297	267
Europe	174	175	182	189
Africa	483	497	479	474
Asia	601	778	621	787
Australia / Oceania	70	53	60	49
Worldwide	2,065	2,199	2,087	2,192

Natural gas production available for sale,
millions of cubic feet daily (mcfd)
United States	3,411	3,557	3,415	3,576
Canada / South America	272	370	306	348
Europe	2,192	2,210	2,690	3,165
Africa	1	6	5	6
Asia	4,027	4,357	4,204	4,348
Australia / Oceania	692	414	495	375
Worldwide	10,595	10,914	11,115	11,818

Oil-equivalent production (koebd)[1]	3,831	4,018	3,940	4,162

[1] Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels.

			Attachment IV

EXXON MOBIL CORPORATION
THIRD QUARTER 2014

	Third Quarter		Nine Months
	2014	2013	2014	2013
Refinery throughput (kbd)
United States	1,835	1,896	1,786	1,818
Canada	409	451	402	439
Europe	1,499	1,496	1,459	1,431
Asia Pacific	655	810	681	791
Other	193	194	190	152
Worldwide	4,591	4,847	4,518	4,631

Petroleum product sales (kbd)
United States	2,697	2,667	2,651	2,575
Canada	514	477	499	461
Europe	1,585	1,543	1,541	1,510
Asia Pacific	746	903	747	877
Other	457	441	448	428
Worldwide	5,999	6,031	5,886	5,851

Gasolines, naphthas	2,482	2,455	2,440	2,379
Heating oils, kerosene, diesel	1,968	1,887	1,907	1,824
Aviation fuels	445	482	429	468
Heavy fuels	389	419	398	436
Specialty products	715	788	712	744
Worldwide	5,999	6,031	5,886	5,851

Chemical prime product sales,
thousands of metric tons (kt)
United States	2,376	2,469	7,119	7,193
Non-U.S.	3,873	3,776	11,397	10,793
Worldwide	6,249	6,245	18,516	17,986

			Attachment V

EXXON MOBIL CORPORATION
THIRD QUARTER 2014
(millions of dollars)
	Third Quarter		Nine Months
	2014	2013	2014	2013
Capital and Exploration Expenditures
Upstream
United States	2,261	2,314	7,051	7,047
Non-U.S.	6,163	7,161	17,031	22,552
Total	8,424	9,475	24,082	29,599
Downstream
United States	364	207	888	687
Non-U.S.	416	349	1,114	1,053
Total	780	556	2,002	1,740
Chemical
United States	342	282	1,241	594
Non-U.S.	284	227	729	621
Total	626	509	1,970	1,215

Other	7	6	19	11

Worldwide	9,837	10,546	28,073	32,565

Exploration expenses charged to income
included above
Consolidated affiliates
United States	39	129	178	325
Non-U.S.	279	355	948	1,055
Equity companies - ExxonMobil share
United States	3	2	54	4
Non-U.S.	107	108	192	332
Worldwide	428	594	1,372	1,716

		Attachment VI

EXXON MOBIL CORPORATION
EARNINGS

	$ Millions	$ Per Common Share[1]

2010
First Quarter	6,300	1.33
Second Quarter	7,560	1.61
Third Quarter	7,350	1.44
Fourth Quarter	9,250	1.86
Year	30,460	6.24

2011
First Quarter	10,650	2.14
Second Quarter	10,680	2.19
Third Quarter	10,330	2.13
Fourth Quarter	9,400	1.97
Year	41,060	8.43

2012
First Quarter	9,450	2.00
Second Quarter	15,910	3.41
Third Quarter	9,570	2.09
Fourth Quarter	9,950	2.20
Year	44,880	9.70

2013
First Quarter	9,500	2.12
Second Quarter	6,860	1.55
Third Quarter	7,870	1.79
Fourth Quarter	8,350	1.91
Year	32,580	7.37

2014
First Quarter	9,100	2.10
Second Quarter	8,780	2.05
Third Quarter	8,070	1.89

[1]		Computed using the average number of shares outstanding during each period.